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                                                                    EXHIBIT 11.1

                              TRITEAL CORPORATION

                        (COMPUTATION OF PER SHARE DATA)

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
                                                                                          NINE MONTHS ENDED
                                                             YEARS ENDED MARCH 31,           DECEMBER 31,
                                                          ---------------------------     ------------------
                                                          1994      1995       1996        1995        1996
                                                          -----     -----     -------     -------     ------
                                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss).......................................  $  75     $ 116     $(4,842)    $(4,197)    $ (980)
                                                          =====     =====      ======
Average common shares outstanding.......................  3,971     4,011       3,493       3,493      6,409
Adjustments to reflect requirements of the Securities
  and Exchange Commission (Effect of SAB 83)............  2,492     2,492       2,492       2,492      1,205
Effect of assumed conversion of Series A convertible
  preferred shares from date of issuance................     --        --         727         727        352
                                                          -----     -----      ------
Adjusted shares outstanding.............................  6,463     6,503       6,712       6,712      7,966
                                                          =====     =====      ======
Net income (loss) per share.............................  $0.01     $0.02     $ (0.72)    $  (.63)    $(0.12)
                                                          =====     =====      ======
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